SECURITIES AND EXCHANGE COMMISSION
WASHINGTON) D.C. 20549

SCHEDULE 13D
(Rule 13d-102)
INFORMATION INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)
(Amendment No. 3)*

Enthusiast Gaming Holdings Inc.

(Name of Issuer)

COMMON STOCK, NO PAR VALUE

(Title and Class of Securities)

  29385B109

(CUSIP number)

Blue Ant Media Inc.
Attn:  Astrid Zimmer
99 Atlantic Ave., 4th Floor
Toronto, Ontario, Canada M6K 3J8

Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications

October 26, 2021

(Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ◻.
Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Blue Ant Media Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 4,038,420
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 4,038,420
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,038,420
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.2%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Michael MacMillan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ] ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 4,038,420
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 4,038,420
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,038,420
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.2%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Chris Priess
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 308
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 308
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 308
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Andrea Pyman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 34,549
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 34,549
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,549
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Clifford Scott Cuthbertson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 1,843
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 1,843
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,843
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Cynthia Schyff
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 4,505
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 4,505
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,505
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Ellen Dubin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 7,638
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 7,638
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,638
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Gary Townsend
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 17,888
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 17,888
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,888
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Gene McBurney
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 44,351
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 44,351
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,351
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Greg Hull
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 987
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 987
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 987
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Jason Agnew
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 840
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 840
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 840
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Kensington-BA Capital L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 309,519
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 309,519
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 309,519
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Jeff Hull
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 8,904
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 8,904
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,904
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Jeffrey Elliott
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 25,281
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 25,281
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,281
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Julie Khanna
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 11,963
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 11,963
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,963
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Juri Varangu
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 1,233
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 1,233
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,233
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Peter Kelly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 181
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 181
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 181
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Raja Khanna
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 83,758
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 83,758
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 83,758
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Robert Montgomery
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 5,686
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 5,686
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,686
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Sharon Switzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 1,636
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 1,636
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,636
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Simon Foster
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 17,886
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 17,886
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,886
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Stephen Gamester
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 12,000
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 12,000
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,000
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Stephen Tapp
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 4,137
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 4,137
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,137
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Vivian Beatty
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 942
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 942
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 942
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Globalive Capital Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 7,375
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 7,375
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,375
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Kensington Venture Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 229,906
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 229,906
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 229,906
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Mogo Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Columbia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 258,819
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 258,819
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 258,819
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Paul deHaas & Associates Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 67,581
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 67,581
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 67,581
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Relay Ventures Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 579,604
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 579,604
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 579,604
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Relay Ventures Parallel Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 114,788
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 114,788
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 114,788
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Relay Ventures Parallel US Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 29,956
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 29,956
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,956
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS RHB Pre-IPO and Special Situation Fund III
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 1,351,615
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 1,351,615
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,351,615
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Suddenly Seemore Productions Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 1,796
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 1,796
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,796
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Terranova Partners LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 172,602
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 172,602
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 172,602
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS The Elliott Family Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 21,593
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 21,593
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,593
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS The Panikkar Family Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 106,406
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 106,406
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 106,406
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS The Townsend HDTV Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 88,661
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 88,661
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 88,661
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Thunder Road Capital Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 7,375
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 7,375
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,375
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS Torstar Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 1,848,947
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 1,848,947
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,848,947
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS UP Capital Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 23,928
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 23,928
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,928
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No.   29385B109

1	NAMES OF REPORTING PERSONS ZA Media Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER 494,093
8 SHARED VOTING POWER 0
9 SOLE DISPOSITIVE POWER 494,093
10 SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 494,093
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

 AMENDMENT NO. 3 TO SCHEDULE 13D

The following constitutes Amendment No. 3 (“Amendment No. 3”) to the Schedule 13D filed with the Securities and Exchange Commission by the Reporting Persons (as defined below) on August 9, 2021, as amended by Amendment No. 1 on September 21, 2021 and Amendment No. 2 on October 1, 2021 (the “Schedule 13D”). This Amendment No. 3 amends and supplements the Schedule 13D as specifically set forth herein. The securities to which this statement relates are shares of common stock, no par value (the “Shares”), of Enthusiast Gaming Holdings Inc., a Canadian corporation (the “Issuer”). The principal executive offices of the Issuer are located at 90 Eglinton Avenue East, Suite 805, Toronto, ON, M4P 2Y3.

All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule 13D. Information given in response to each item shall be deemed incorporated by reference in all other items, as applicable.

Item 4.	Purpose of Transaction.

Item 4 of Schedule 13D is supplemented and superseded, as the case may be, as follows:

The lockup relating to the private transactions that closed on July 28, 2021 expired on October 26, 2021. As the lockup has expired, the Reporting Persons will no longer be filing on Schedule 13D jointly.

Item 5.	Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended and restated as follows:
(a) and (b)
As of 9:00 am New York City time on October 26, 2021:
1. Blue Ant is the beneficial owner of 4,038,420 Shares, constituting 3.2% of the issued and outstanding Shares. Blue Ant has the sole power to vote or direct the vote of 4,038,420 Shares, and sole power to dispose of or direct the disposition of 4,038,420 Shares.
2. Michael MacMillan is the beneficial owner of 4,038,420 Shares, constituting 3.2% of the issued and outstanding Shares. Mr. MacMillan has the sole power to vote or direct the vote of 4,038,420 Shares, and sole power to dispose of or direct the disposition of 4,038,420 Shares.
3. Chris Priess is the beneficial owner of 308 Shares, constituting less than 0.1% of the issued and outstanding Shares. Mr. Priess has the sole power to vote or direct the vote of 308 Shares, and sole power to dispose of or direct the disposition of 308 Shares.
4. Andrea Pyman is the beneficial owner of 34,549 Shares, constituting less than 0.1% of the issued and outstanding Shares. Ms. Pyman has the sole power to vote or direct the vote of 34,549 Shares, and sole power to dispose of or direct the disposition of 34,549 Shares.

5. Clifford Scott Cuthbertson is the beneficial owner of 1,843 Shares, constituting less than 0.1% of the issued and outstanding Shares. Mr. Cuthbertson has the sole power to vote or direct the vote of 1,843 Shares, and sole power to dispose of or direct the disposition of 1,843 Shares.
6. Cynthia Schyff is the beneficial owner of 4,505 Shares, constituting less than 0.1% of the issued and outstanding Shares. Ms. Schyff has the sole power to vote or direct the vote of 4,505 Shares, and has sole power to dispose of or direct the disposition of 4,505 Shares.
7. Ellen Dubin is the beneficial owner of 7,638 Shares, constituting less than 0.1% of the issued and outstanding Shares. Ms. Dubin has the sole power to vote or direct the vote of 7,638 Shares, and sole power to dispose of or direct the disposition of 7,638 Shares.
8. Gary Townsend is the beneficial owner of 17,888 Shares, constituting less than 0.1% of the issued and outstanding Shares. Mr. Townsend has the sole power to vote or direct the vote of 17,888 Shares, and has sole power to dispose of or direct the disposition of 17,888 Shares.
9. Gene McBurney is the beneficial owner of 44,351 Shares, constituting less than 0.1% of the issued and outstanding Shares. Mr. McBurney has the sole power to vote or direct the vote of 44,351 Shares, and has sole power to dispose of or direct the disposition of 44,351 Shares.
10. Greg Hull is the beneficial owner of 987 Shares, constituting less than 0.1% of the issued and outstanding Shares. Mr. Hull has the sole power to vote or direct the vote of 987 Shares, and has sole power to dispose of or direct the disposition of 987 Shares.
11. Jason Agnew is the beneficial owner of 840 Shares, constituting less than 0.1% of the issued and outstanding Shares. Mr. Agnew has the sole power to vote or direct the vote of 840 Shares, and has sole power to dispose of or direct the disposition of 840 Shares.
12. Kensington is the beneficial owner of 309,519 Shares, constituting 0.2% of the issued and outstanding Shares. Kensington has the sole power to vote or direct the vote of 309,519 Shares, and sole power to dispose of or direct the disposition of 309,519 Shares.

13. Jeff Hull is the beneficial owner of 8,904 Shares, constituting less than 0.1% of the issued and outstanding Shares. Mr. Hull has the sole power to vote or direct the vote of 8,904 Shares, and sole power to dispose of or direct the disposition of 8,904 Shares.
14. Jeffrey Elliott is the beneficial owner of 25,281 Shares, constituting less than 0.1% of the issued and outstanding Shares. Mr. Elliott has the sole power to vote or direct the vote of 25,281 Shares, and sole power to dispose of or direct the disposition of 25,281 Shares.
15. Julie Khanna is the beneficial owner of 11,963 Shares, constituting less than 0.1% of the issued and outstanding Shares. Ms. Khanna has the sole power to vote or direct the vote of 11,963 Shares, and sole power to dispose of or direct the disposition of 11,963 Shares.
16. Juri Varangu is the beneficial owner of 1,233 Shares, constituting less than 0.1% of the issued and outstanding Shares. Mr. Varangu has the sole power to vote or direct the vote of 1,233 Shares, and sole power to dispose of or direct the disposition of 1,233 Shares.

17. Peter Kelly is the beneficial owner of 181 Shares, constituting less than 0.1% of the issued and outstanding Shares. Mr. Kelly has the sole power to vote or direct the vote of 181 Shares, and sole power to dispose of or direct the disposition of 181 Shares.
18. Raja Khanna is the beneficial owner of 83,758 Shares, constituting 0.1% of the issued and outstanding Shares. Mr. Khanna has the sole power to vote or direct the vote of 83,758 Shares, and sole power to dispose of or direct the disposition of 83,758 Shares.
19. Robert Montgomery is the beneficial owner of 5,686 Shares, constituting less than 0.1% of the issued and outstanding Shares. Mr. Montgomery has the sole power to vote or direct the vote of 5,686 Shares, and sole power to dispose of or direct the disposition of 5,686 Shares.
20. Sharon Switzer is the beneficial owner of 1,636 Shares, constituting 0.001% of the class. Ms. Switzer has the sole power to vote or direct the vote of 1,636  Shares, and sole power to dispose of or direct the disposition of 1,636 Shares.
21. Simon Foster is the beneficial owner of 17,886 Shares, constituting less than 0.1% of the issued and outstanding Shares. Mr. Foster has the sole power to vote or direct the vote of 17,886 Shares, and sole power to dispose of or direct the disposition of 17,886 Shares.
22. Stephen Gamester is the beneficial owner of 12,000 Shares, constituting less than 0.1% of the issued and outstanding Shares. Mr. Gamester has the sole power to vote or direct the vote of 12,000 Shares, and sole power to dispose of or direct the disposition of 12,000 Shares.
23. Stephen Tapp is the beneficial owner of 4,137 Shares, constituting less than 0.1% of the issued and outstanding Shares. Mr. Tapp has the sole power to vote or direct the vote of 4,137 Shares, and sole power to dispose of or direct the disposition of 4,137 Shares.
24. Vivian Beatty is the beneficial owner of 942 Shares, constituting less than 0.1% of the issued and outstanding Shares. Ms. Beatty has the sole power to vote or direct the vote of 942 Shares, and sole power to dispose of or direct the disposition of 942 Shares.
25. Globalive is the beneficial owner of 7,375 Shares, constituting less than 0.1% of the issued and outstanding Shares. Globalive has the sole power to vote or direct the vote of 7,375 Shares, and sole power to dispose of or direct the disposition of 7,375 Shares.
26. Kensington Venture is the beneficial owner of 229,906 Shares, constituting 0.2% of the outstanding Shares of the Issuer. Kensington Venture has the sole power to vote or direct the vote of 229,906 Shares, and sole power to dispose of or direct the disposition of 229,906 Shares.
27. Mogo is the beneficial owner of 258,819 Shares, constituting 0.2% of the outstanding Shares of the Issuer. Mogo has the sole power to vote or direct the vote of 258,819 Shares, and sole power to dispose of or direct the disposition of 258,819 Shares.
28. Paul deHaas is the beneficial owner of 67,581 Shares, constituting 0.1% of the issued and outstanding Shares. Paul deHaas has the sole power to vote or direct the vote of 67,581 Shares, and sole power to dispose of or direct the disposition of 67,581 Shares.

29. Relay Ventures is the beneficial owner of 579,604 Shares, constituting 0.5% of the issued and outstanding Shares. Relay Ventures has the sole power to vote or direct the vote of 579,604 Shares, and sole power to dispose of or direct the disposition of 579,604 Shares.
30. Relay Parallel is the beneficial owner of 114,788 Shares, constituting 0.1% of the issued and outstanding Shares. Relay Parallel has the sole power to vote or direct the vote of 114,788 Shares, and sole power to dispose of or direct the disposition of 114,788 Shares.
31. Relay US is the beneficial owner of 29,956 Shares, constituting less than 0.1% of the issued and outstanding Shares. Relay US has the sole power to vote or direct the vote of 29,956 Shares, and sole power to dispose of or direct the disposition of 29,956 Shares.
32. RHB is the beneficial owner of 1,351,615 Shares, constituting 1.1% of the issued and outstanding Shares. RHB has the sole power to vote or direct the vote of 1,351,615 Shares, and sole power to dispose of or direct the disposition of 1,351,615 Shares.
33. Seemore is the beneficial owner of 1,796 Shares, constituting less than 0.1% of the issued and outstanding Shares. Seemore has the sole power to vote or direct the vote of 1,796 Shares, and sole power to dispose of or direct the disposition of 1,796 Shares.
34. Terranova is the beneficial owner of 172,602 Shares, constituting 0.1% of the issued and outstanding Shares. Terranova has the sole power to vote or direct the vote of 172,602 Shares, and sole power to dispose of or direct the disposition of 172,602 Shares.
35. Elliott Trust is the beneficial owner of 21,593 Shares, constituting less than 0.1% of the issued and outstanding Shares. Elliott Trust has the sole power to vote or direct the vote of 21,593 Shares, and sole power to dispose of or direct the disposition of 21,593 Shares.
36. Panikkar Trust is the beneficial owner of 106,406 Shares, constituting 0.1% of the issued and outstanding Shares. Panikkar Trust has the sole power to vote or direct the vote of 106,406 Shares, and sole power to dispose of or direct the disposition of 106,406 Shares.
37. Townsend Trust is the beneficial owner of 88,661 Shares, constituting less than 0.1% of the issued and outstanding Shares. Townsend Trust has the sole power to vote or direct the vote of 88,661 Shares, and sole power to dispose of or direct the disposition of 88,661 Shares.
38. Thunder Road is the beneficial owner of 7,375 Shares, constituting 0.01% of the outstanding Shares of the Issuer. Thunder Road has the sole power to vote or direct the vote of 7,375 Shares, and sole power to dispose of or direct the disposition of 7,375 Shares.
39. Torstar is the beneficial owner of 1,848,947 Shares, constituting 1.5% of the issued and outstanding Shares. Torstar has the sole power to vote or direct the vote of 1,848,947 Shares, and sole power to dispose of or direct the disposition of 1,848,947 Shares.
40. UP Capital is the beneficial owner of 23,928 Shares, constituting less than 0.1% of the issued and outstanding Shares. UP Capital has the sole power to vote or direct the vote of 23,928 Shares, and sole power to dispose of or direct the disposition of 23,928 Shares.

41. ZA Media is the beneficial owner of 494,093 Shares, constituting 0.4% of the issued and outstanding Shares. ZA Media has the sole power to vote or direct the vote of 494,093 Shares, and sole power to dispose of or direct the disposition of 494,093 Shares.
Due to the termination of the Exchange Agreement Lock-Up, the Reporting Persons are no longer deemed to be a group.
The information regarding the percentages is based on the shares disclosed as outstanding after the offering disclosed in the Prospectus Supplement filed by the Issuer on June 11, 2021, after giving effect to the exercise in full of the over-allotment option disclosed in the Issuer’s 6-K filed on June 21, 2021.
Except as stated within this Item 5, none of (i) to Blue Ant’s knowledge, the persons set forth on Exhibit 99.4, (ii) to Kensington’s knowledge, the persons set forth on Exhibit 99.5, (iii) to Globalive’s knowledge, the persons set forth on Exhibit 99.6, (iv) to Kensington Venture’s knowledge, the persons set forth on Exhibit 99.7, (v) to Mogo’s knowledge, the persons set forth on Exhibit 99.8, (vi) to Paul deHaas’ knowledge, the persons set forth on Exhibit 99.9, (vi) to Relay Ventures’ knowledge, the persons set forth on Exhibit 99.10, (viii) to Relay Parallel’s knowledge, the persons set forth on Exhibit 99.11, (xix) to Relay US’ knowledge, the persons set forth on Exhibit 99.12, (x) to RHB’s knowledge, the persons set forth on Exhibit 99.13, (xi) to Seemore’s knowledge, the persons set forth on Exhibit 99.14, (xii) to Terranova’s knowledge, the persons set forth on Exhibit 99.15, (xiii) to Elliott Trust’s knowledge, the persons set forth on Exhibit 99.16, (xiv) to Panikkar Trust’s knowledge, the persons set forth on Exhibit 99.17, (xv) to Townsend Trust’s knowledge, the persons set forth on Exhibit 99.18, (xvi) to Thunder Road’s knowledge, the persons set forth on Exhibit 99.19, (xvii) to Torstar’s knowledge, the persons set forth on Exhibit 99.20, (xviii) to UP Capital’s knowledge, the persons set forth on Exhibit 99.21, and (xix) to ZA Media’s knowledge, the persons set forth on Exhibit 99.22, beneficially owns any Shares.
(c) The only transactions entered into by the Reporting Persons from October 1, 2021 until 9 am on October 26, 2021 was a sale of 669,000 shares of Common Stock on October 13, 2021 in the open market at a price of $4.25 per share, excluding commissions.
(d) Except as stated within this Item 5, to the knowledge of the Reporting Persons, only the Reporting Persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities covered by this Schedule 13D.
(e) On September 30, 2021, Blue Ant and Mr. MacMillan ceased to be beneficial owners of 5%.  On October 26, 2021, the group dissolved and was no longer a 5% beneficial owner.

SIGNATURES
After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the persons signing below certifies that the information set forth in this statement is true, complete and correct.

October 26, 2021
Date
BLUE ANT MEDIA INC. By: /s/ Astrid Zimmer
Executive Vice President, Business and Legal Affairs
MICHAEL MACMILLAN
/s/ Michael MacMillan
Signature

CHRIS PRIESS
/s/ Astrid Zimmer, Attorney-in-fact
Signature

ANDREA PYMAN

/s/ Astrid Zimmer, Attorney-in-fact
Signature

CLIFFORD SCOTT CUTHBERTSON

/s/ Astrid Zimmer, Attorney-in-fact
Signature

CYNTHIA SCHYFF

/s/ Astrid Zimmer, Attorney-in-fact
Signature

ELLEN DUBIN

/s/ Astrid Zimmer, Attorney-in-fact
Signature

GARY TOWNSEND

/s/ Astrid Zimmer, Attorney-in-fact
Signature

GENE MCBURNEY

/s/ Astrid Zimmer, Attorney-in-fact
Signature

GREG HULL

/s/ Astrid Zimmer, Attorney-in-fact
Signature

JASON AGNEW

/s/ Astrid Zimmer, Attorney-in-fact
Signature

KENSINGTON-BA CAPITAL L.P.

/s/ Astrid Zimmer, Attorney-in-fact
Signature

JEFF HULL

/s/ Astrid Zimmer, Attorney-in-fact
Signature

JEFFREY ELLIOTT

/s/ Astrid Zimmer, Attorney-in-fact
Signature

JULIE KHANNA

/s/ Astrid Zimmer, Attorney-in-fact
Signature

PETER KELLY

/s/ Astrid Zimmer, Attorney-in-fact

RAJA KHANNA

/s/ Astrid Zimmer, Attorney-in-fact
Signature

ROBERT MONTGOMERY

/s/ Astrid Zimmer, Attorney-in-fact
Signature

SHARON SWITZER

/s/ Astrid Zimmer, Attorney-in-fact
Signature

SIMON FOSTER

/s/ Astrid Zimmer, Attorney-in-fact
Signature

STEPHEN GAMESTER

/s/ Astrid Zimmer, Attorney-in-fact
Signature

STEPHEN TAPP

/s/ Astrid Zimmer, Attorney-in-fact
Signature

VIVIAN BEATTY

/s/ Astrid Zimmer, Attorney-in-fact
Signature

GLOBALIVE CAPITAL INC.

/s/ Astrid Zimmer, Attorney-in-fact
Signature

KENSINGTON VENTURE FUND, LP

/s/ Astrid Zimmer, Attorney-in-fact
Signature

MOGO INC.

/s/ Astrid Zimmer, Attorney-in-fact
Signature

PAUL DEHAAS & ASSOCIATES INC.

/s/ Astrid Zimmer, Attorney-in-fact
Signature

RELAY VENTURES FUND LP

/s/ Astrid Zimmer, Attorney-in-fact
Signature
RELAY VENTURES PARALLEL FUND LP

/s/ Astrid Zimmer, Attorney-in-fact
Signature

RELAY VENTURES PARALLEL US FUND LP

/s/ Astrid Zimmer, Attorney-in-fact
Signature

RHB PRE-IPO AND SPECIAL SITUATION FUND III

/s/ Astrid Zimmer, Attorney-in-fact
Signature

SUDDENLY SEEMORE PRODUCTIONS INC.

/s/ Astrid Zimmer, Attorney-in-fact
Signature

TERRANOVA PARTNERS LP

/s/ Astrid Zimmer, Attorney-in-fact
Signature

THE ELLIOTT FAMILY TRUST

/s/ Astrid Zimmer, Attorney-in-fact
Signature

THE PANIKKAR FAMILY TRUST

/s/ Astrid Zimmer, Attorney-in-fact
Signature

THE TOWNSEND HDTV TRUST

/s/ Astrid Zimmer, Attorney-in-fact
Signature

THUNDER ROAD CAPITAL LTD.

/s/ Astrid Zimmer, Attorney-in-fact
Signature
TORSTAR CORPORATION

/s/ Astrid Zimmer, Attorney-in-fact
Signature

UP CAPITAL LTD.

/s/ Astrid Zimmer, Attorney-in-fact
Signature

ZA MEDIA INC.

/s/ Astrid Zimmer, Attorney-in-fact
Signature